EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 27, 2009, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Quality Systems, Inc. on Form 10-K for the year ended March 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Quality Systems, Inc. on (i) Forms S-8 (File No. 33-31949, effective November 6, 1989, File No. 33-63131, effective September 10, 1989, File No. 333-67115, effective November 12, 1998 and File No. 333-129752, effective November 16, 2005) and (ii) Form S-3 (File No. 333-155489, effective December 4, 2008).

/s/ GRANT THORNTON LLP

Irvine, California
May 27, 2009

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